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EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of January 2, 2008 (the "Plan"), by and between Franklin Wireless Corp., a California corporation ("Franklin-California") and Franklin Wireless Corp., a Nevada corporation and wholly-owned subsidiary of Franklin-California ("Franklin-Nevada");

                                    RECITALS:

      A. Franklin-California and Franklin-Nevada desire to enter into this Plan providing for the merger of Franklin-California into Franklin-Nevada;

      B. The authorized capital stock of Franklin-Nevada consists of fifty million (50,000,000) shares of Common Stock, par value $.001 per share (the "Franklin-Nevada Shares"), one hundred (100) of which are owned of record and beneficially by Franklin-California, and ten million shares of Preferred Stock, par value $.001 per share, none of which are issued or outstanding;

      C. The authorized capital stock of Franklin-California consists of 1,200,000,000 shares of Common Stock, without par value (the
"Franklin-California Shares"), of which 926,040,050 shares are outstanding on the date hereof, and ten million shares of Preferred Stock, without par value, none of which are issued or outstanding; and

      D. The merger will have no effect or change on the nature of the business or management of the resulting business operating through the surviving corporation.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

SECTION 1. THE MERGER.

      1.1 The Merger. (i) On the Effective Date (as defined below), Franklin-California shall be merged (the "Merger") with and into Franklin-Nevada in accordance with the California General Corporation Law and the Nevada Revised Statutes, whereupon the separate existence of Franklin-California shall cease, and Franklin-Nevada shall be the surviving corporation (the "Surviving Corporation".

      1.2. Filing. As soon as practicable after the execution of this Plan, Franklin-California and Franklin-Nevada will file a copy of this plan of merger with the Secretary of State of the State of Nevada and make all other filings or recordings required by Nevada and California law in connection with the Merger. Following such filing, the Merger shall become effective on January 17, 2008, the effective date specified in the Articles of Merger (the "Effective Date").




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      1.3 Effect of Merger. From and after the Effective Date, the Surviving
Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Franklin-California and Franklin-Nevada, all as provided under the General Corporation Law of the State of Nevada.

      1.4. Common Stock. On the Effective Date, by virtue of the Merger and without any further action on the part of the corporation or their shareholders,
(i) each share of Common Stock of Franklin-California issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassesssable shares of the Common Stock of Franklin-Nevada at a ratio of 1 share of Franklin-Nevada for each 70 shares of Franklin-California, and (ii) each share of Common Stock of Franklin-Nevada issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

      1.5. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock of Franklin-California shall be deemed for all purposes to evidence ownership of and to represent the shares of Franklin-Nevada into which the shares of Franklin-California represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Franklin-Nevada evidenced by such outstanding certificate as above provided.

      1.6 Tax-Free Reorganization. It is intended by the Parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that this Plan shall constitute a plan of reorganization within the meaning of the regulations thereunder.

SECTION 2. THE SURVIVING CORPORATION.

      2.1 Articles Of Incorporation. The Articles of Incorporation of Franklin-Nevada shall be the Articles of Incorporation of the Surviving Corporation.

      2.2 By-Laws. The By-Laws of Franklin-Nevada in effect on the Effective Date shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

      2.3 Directors And Officers. From and after the Effective Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Franklin-California as of the Effective Date shall be the directors of the Surviving Corporation and (ii) the officers of Franklin-California as of the Effective Date shall be the officers of the Surviving Corporation.

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SECTION 3. MISCELLANEOUS

      3.1 Amendments; No Waivers. Any provision of this Plan may be amended or waived prior to the Effective Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Plan or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any right or remedies provided by law.

      3.2 Successors And Assigns. The provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Plan without the prior written consent of the other parties hereto.

      3.3 Governing Law. This Plan shall be governed by and construed in accordance with the internal laws of the State of Nevada.

      3.4 Entire Agreement. This Plan constitutes the entire agreement among the Parties with respect to the subject matter of this Plan and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Plan.

      3.5 Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Plan so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

      3.6 Conditions to Merger. The obligations of the Parties to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Parties in its sole discretion to the extent permitted by law): the Merger shall have been approved by the shareholders of Franklin-California in accordance with applicable provisions of the California General Corporation Law; and Franklin-California, as sole shareholder of Franklin-Nevada, shall have approved the Merger in accordance with the Nevada Revised Statutes, and any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Franklin-California to be material to consummation of the Merger shall have been obtained.

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      3.7 Abandonment or Deferral. At any time before the Effective Date, this
Plan may be terminated and the Merger may be abandoned by the Board of Directors of either Franklin-California or Franklin-Nevada or both, notwithstanding the approval of this Plan by the shareholders of Franklin-Nevada, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Franklin-California and Franklin-Nevada, such action would be in the best interest of such corporations. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of either Party or its Board of Directors or shareholders with respect thereto or Franklin-Nevada.

      IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed by an authorized signature as of the date first written above.

                                        Franklin Wireless Corp.,
                                        a California corporation

                                        By: OC Kim
                                            ------
                                            President


                                        Franklin Wireless Corp.,
                                        a Nevada corporation

                                        By: OC Kim
                                            ------
                                            President


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